Exhibit 3.2

FORM NO. 7a	Registration No. 32581

[GRAPHIC]

BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Global Crossing Limited

was delivered to the Registrar of Companies on the 19th day of May, 2004 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

[SEAL] Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 3rd day of June, 2004

/s/ Pamela Adams
for Registrar of Companies

Capital prior to increase:	US$	12,000.00
Amount of increase:	US$	5,038,000.00
Present Capital:	US$	5,050,000.00